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                   DISTRIBUTION AND RECAPITALIZATION AGREEMENT

         DISTRIBUTION AND RECAPITALIZATION AGREEMENT, dated as of October 26, 1999 (this "Agreement"), between The ST. JOE COMPANY, a Florida company ("St. Joe"), and FLORIDA EAST COAST INDUSTRIES, INC., a Florida corporation ("FEC") (each a "Party" and collectively, "Parties").

         WHEREAS, St. Joe owns, indirectly through St. Joe Capital II, Inc. Corporation, a Delaware corporation and a wholly owned subsidiary of St. Joe (the "Delaware Sub"), as of the close of business on the date hereof, 19,609,216 shares of common stock, no par value per share, of FEC ("FEC Common Stock");

         WHEREAS, prior to the Declaration Date (as defined herein), Delaware Sub will merge with and into St. Joe with St. Joe as the surviving corporation (the "Delaware Sub Merger");

         WHEREAS, prior to the Declaration Date, St. Joe will contribute all of its shares of FEC Common Stock to which it will have direct title to and ownership of as a result of the Delaware Sub Merger, to a Florida corporation which will be incorporated prior to the Declaration Date and will be a direct wholly owned Subsidiary of St. Joe ("Merger Sub");

         WHEREAS, FEC and Merger Sub, expect to enter into Articles of Merger substantially in the form attached hereto as Exhibit A (the "Articles of Merger"), pursuant to which, among other things, Merger Sub will merge with and into FEC with the consequent capital stock changes resulting in (i) all of the outstanding share capital in Merger Sub being exchanged for 19,609,216 shares of a new Class B Common Stock, no par value per share, of FEC ("Class B Common Stock"), which new class of stock shall be entitled to elect 80% of the members of the board of directors of FEC and in all other respects shall be substantially identical to the FEC Common Stock, (ii) all of the shares of FEC Common Stock held by Merger Sub being canceled and (iii) all other stockholders of FEC retaining all their shares of FEC Common Stock, which class of stock will be re-designated as Class A Common Stock and shall be entitled to elect 20% of the members of the board of directors of FEC (such merger and the transactions (including, without limitation, the amended and restated Articles of Incorporation and Bylaws of FEC specified therein) contemplated by the Articles of Merger, the "Recapitalization");



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         WHEREAS, the Board of Directors of St. Joe has determined that it is appropriate, desirable and in the best interests of St. Joe and its stockholders to distribute on the Distribution Date (as defined herein) all the shares of Class B Common Stock that St. Joe will receive in the Recapitalization, on the terms and subject to the conditions set forth in this Agreement, to the holders of record of the common stock, no par value per share, of St. Joe ("St. Joe Common Stock"), as of the Distribution Record Date (as defined herein), on a pro rata basis (the "Distribution");

         WHEREAS, the Board of Directors of FEC has determined that it is appropriate, desirable and in the best interests of FEC and its stockholders that the Distribution be consummated, and the Recapitalization is a necessary and desirable means to enable the Distribution to occur;

         WHEREAS, St. Joe is in the process of applying for a ruling from the Internal Revenue Service to the effect that the Distribution will be a tax-free distribution within the meaning of Section 355 of the Code (as defined herein);

         WHEREAS, each of St. Joe and FEC has determined that it is necessary and desirable to set forth the principal corporate transactions required to effect the Distribution and the Recapitalization; and

         WHEREAS, each of St. Joe and FEC has determined that it is necessary and desirable to set forth certain additional agreements that will govern certain matters following the Distribution, including relating to (i) the restructuring of the asset, property and development management relationship between the Parties and (ii) certain agreements between FEC and certain of its shareholders after the Distribution.

         NOW, THEREFORE, in consideration of the mutual representations and warranties, covenants, agreements, and conditions contained in this Agreement, the Parties hereby agree as follows,

                                   ARTICLE I.

                                   DEFINITIONS

         SECTION I.1 General. As used in this Agreement, the following terms shall have the following meanings:

                  (a) "Action" shall mean any action, suit, arbitration, inquiry, proceeding or investigation by or before any court, any Governmental Authority or any arbitration tribunal.


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                  (b) "Affiliate" shall mean, when used with respect to a
         specified Person, another Person that controls, is controlled by, or is under common control with the Person specified. As used herein, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise.

                  (c) "Agreement Disputes" shall have the meaning set forth in
         Section 5.1.

                  (d) "Articles of Merger" shall have the meaning set forth in the recitals hereto.

                  (e) "Assets" shall mean assets, properties and rights (including goodwill) , wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

                  (f) "Business Entity" shall mean any corporation, partnership, limited liability company or other entity which may legally hold title to Assets.

                  (g) "Class B Common Stock" shall have the meaning set forth in the recitals hereto.

                  (h) "Code" shall mean the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder, including any successor legislation.

                  (i) "Declaration Date" shall mean the date, mutually agreed between St. Joe and FEC, on which (i) the St. Joe Board of Directors shall declare the Distribution, and (ii) the Articles of Merger effecting the Recapitalization shall be filed with the Department of State of the State of Florida.

                  (j) "Distribution" shall have the meaning set forth in the recitals hereto.

                  (k) "Distribution Agent" shall mean the distribution agent selected by St. Joe to effect the Distribution, which may be FEC's stock transfer agent.

                  (l) "Distribution Date" shall mean the date following the consummation of the Recapitalization determined by the Board of Directors of St. Joe for the


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         mailing of certificates of Class B Common Stock to stockholders of St.
         Joe in the Distribution. The Distribution Date shall be a date as soon as practicable, but in any event not more than thirty days, after the filing of the Articles of Merger relating to the Recapitalization.

                  (m) "Distribution Record Date" shall mean the date determined by the Board of Directors of St. Joe as the record date for the determination of the holders of record of St. Joe Common Stock entitled to receive shares of Class B Common Stock in the Distribution.

                  (n) "Effective Time" shall mean immediately prior to the midnight, New York time, that ends the 24-hour period comprising the Distribution Date.

                  (o) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                  (p) "FBCA" shall mean the Florida Business Corporation Act, as amended.

                  (q) "FEC Common Stock" shall have the meaning set forth in the recitals hereto.

                  (r) "FEC" shall have the meaning set forth in the heading of this Agreement.

                  (s) "FEC Business" shall mean each and every business conducted at any time prior to, on or after the Effective Time by FEC or any current, former, or future Subsidiary of FEC or other Business Entity controlled by FEC, whether or not such Subsidiary is a Subsidiary of FEC or such Business Entity is controlled by FEC on the date hereof.

                  (t) "FEC Business Entity" shall mean any Business Entity a majority of the equity interests of which are owned, directly or indirectly, by FEC.

                  (u) "FEC Group" shall mean FEC and each Person that is a Subsidiary of FEC immediately prior to the Effective Time.

                  (v) "FEC Indemnitees" shall mean, each member of the FEC Group, each of their respective present and former directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.


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                  (w) "FEC Liabilities" shall mean, collectively, any and all
         Liabilities whatsoever that arise from, relate to or are in the nature of the operation of the FEC Business or the ownership of the Assets of the FEC Business by FEC, any current, former or future Subsidiary of FEC or any Business Entity controlled by FEC, whether such Liabilities arise before, on or after the Effective Time and whether known or unknown, fixed or contingent, and, without limiting the generality of the foregoing, shall include and be deemed to include:

                         (i) any and all Liabilities to which St. Joe or its
                  predecessors and successors may become subject arising from or based upon its status or alleged status as a "controlling person" (as defined under Section 15 of the Securities Act and Section 20 of the Exchange Act) of FEC relating to (a) the Proxy Statement (or any amendment thereto) (except for liabilities which FEC incurs solely as a result of written information relating to St. Joe supplied by St. Joe expressly for inclusion in the Proxy Statement) or (b) any other report or document filed by FEC with the SEC at any time before, on or after the Effective Time (except for liabilities which FEC incurs solely as a result of written information relating to St. Joe or the St. Joe Business supplied by St. Joe expressly for inclusion in such report or document); and

                         (ii) any Liabilities arising from, relating to or in
                  the nature of a breach or failure to perform by FEC of any representation, warranty, covenant or agreement of FEC herein or in the Articles of Merger;

                  (x) "FEC Required Consents" shall have the meaning set forth in Section 2.2(a)(iv) hereto.

                  (y) "Form 8-A" shall mean an FEC registration statement on Form 8-A pursuant to which the Class B Common Stock shall be registered under the Exchange Act, including all amendments thereto.

                  (z) "Governmental Authority" shall mean any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official, body or other regulatory, administrative or governmental authority or, with respect to any Person, any securities exchange or association on which shares of such Person are listed or registered or any self regulating organization of which such Person is a member.

                  (aa) "HSR Act" shall have the meaning set forth in
         Section 2.2(a)(iii).

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                  (bb)   "Indemnifying Party" shall have the meaning set forth
         in Section 3.3.

                  (cc)   "Indemnitee" shall have the meaning set forth in
         Section 3.3.

                  (dd) "IRS" shall mean the United States Internal Revenue Service.

                  (ee)     "IRS Ruling" shall have the meaning set forth in
         Section 2.1(c) (i).

                  (ff) "IRS Supplemental Ruling" shall have the meaning set forth in Section 4.4.

                  (gg) "Liabilities" shall mean any and all losses, claims, charges, debts, demands, actions, causes of action, suits, damages, obligations, payments, costs and expenses, sums of money, accounts, reckonings, bonds, specialties, indemnities and similar obligations, exonerations, covenants, contracts, controversies, agreements, promises, doings, omissions, variances, guarantees, make-whole agreements and similar obligations, and other liabilities, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any law, rule, regulation, Action, threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys' fees and any and all costs and expenses, whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions), order or consent decree of any Governmental Authority or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, including those arising under this Agreement or the Articles of Merger, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

                  (hh) "Master Agreement" shall mean the Master Agreement between Gran Central Corporation ("GCC") and St. Joe, dated October 26, 1999.

                  (ii) "NYSE" shall mean the New York Stock Exchange, Inc.

                  (jj) "NYSE Listing Application" shall mean the application to be submitted by FEC to the NYSE for the listing of the Class B Common Stock.

                  (kk) "Person" shall mean any natural person, Business Entity, corporation, business trust, joint venture, association, company, partnership, other entity or government, or any agency or political subdivision thereof.


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                  (ll) "Proxy Statement" shall have the meaning set forth in
         Section 4.3(d) hereof.

                  (mm) "Real Estate Agreements" shall mean each of the agreements attached as exhibits to the Master Agreement.

                  (nn) "Recapitalization" shall have the meaning set forth in the recitals hereto.

                  (oo) "Rights Plan" shall have the meaning set forth in Section 2.1(d)(xvi) hereof.

                  (pp) "St. Joe Business" shall mean each and every business conducted at any time prior to, on or after the Effective Time by St. Joe or any current, former or future Subsidiary of St. Joe (other than FEC and its Subsidiaries), including Merger Sub, or other Business Entity controlled by St. Joe (other than FEC and its Subsidiaries), whether or not such Subsidiary is a Subsidiary of St. Joe or such Business Entity is controlled by St. Joe on the date hereof.

                  (qq) "St. Joe Business Entity" shall mean any Business Entity a majority of the equity interests of which are owned, directly or indirectly, by St. Joe.

                  (rr) "St. Joe Common Stock" shall mean the common stock, no par value per share, of St. Joe.

                  (ss) "St. Joe Group" shall mean St. Joe and each Person (other than any member of the FEC Group) that is a Subsidiary of St. Joe immediately prior to the Effective Time.

                  (tt) "St. Joe Indemnitees" shall mean each member of the St. Joe Group, each of their respective stockholders, present and former directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.

                  (uu) "St. Joe Liabilities" shall mean, collectively, any and all Liabilities whatsoever that arise out of, result from or are related to the operation of the St. Joe Business or the ownership of the Assets of the St. Joe Business by St. Joe, any predecessor entity of St. Joe (and all predecessors thereto) or any Subsidiary of or Business Entity controlled by any such predecessor, any current, former, or future Subsidiary of St. Joe or any Business Entity controlled by St. Joe (other than, in each case, FEC and its Subsidiaries) whether such Liabilities arise before, on or


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         after the Effective Time and whether known or unknown, fixed or contingent, and, without limiting the generality of the foregoing, shall include and be deemed to include:

                         (i) any Liabilities arising from, relating to or in the
                  nature of a breach or failure to perform by St. Joe or Merger Sub of any representation, warranty, covenant or agreement of St. Joe herein or in the Articles of Merger;

                         (ii) any and all Liabilities which FEC incurs solely as
                  a result of written information relating to St. Joe or the St. Joe Business supplied by St. Joe for the express purpose of inclusion in the Proxy Statement or any report or document filed by FEC with the SEC;

                         (iii)any and all Liabilities arising from or relating
                  to any breach by St. Joe of any fiduciary duty under applicable law as a controlling shareholder of FEC.

                  (vv) "St. Joe Required Consents" shall have the meaning set forth in Section 2.2(b)(iv) hereto.

                  (ww) "SEC" shall mean the United States Securities and Exchange Commission.

                  (xx) "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                  (yy) "Subsidiary" shall mean any corporation, partnership or other entity of which another entity (i) owns, directly or indirectly, ownership interests sufficient to elect a majority of the Board of Directors (or persons performing similar functions) (irrespective of whether at the time any other class or classes of ownership interests of such corporation, partnership or other entity shall or might have such voting power upon the occurrence of any contingency) or (ii) is a general partner or an entity performing similar functions (e.g., a trustee).


                  (zz)   "Tax Authority" shall have the meaning set forth in
         Section 2.2(a)(ix).

                  (aaa)  "Third-Party Claim" shall have the meaning set forth
         Section 3.3.
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                  (bbb)  "Trust" shall mean the Alfred I. duPont Testamentary
Trust.

         SECTION I.2 References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words "include", "includes" and "including" when used in this Agreement shall be deemed to be followed by the phrase "without limitation". Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words "hereof", "hereby" and "herein" and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.

                                   ARTICLE II.

             RECAPITALIZATION, DISTRIBUTION, AND OTHER TRANSACTIONS;
                CERTAIN COVENANTS, REPRESENTATIONS AND WARRANTIES

         SECTION II.1 The Recapitalization, Distribution and Other Transactions.

         (a) The Recapitalization. Subject to the conditions set forth in
Section 2.1(d) of this Agreement, FEC shall effect the Recapitalization on the Declaration Date in accordance with the terms of the Articles of Merger, including duly executing and filing the Articles of Merger with the Department of State of the State of Florida and filing or recording all other documents or material required by the FBCA in connection with the Recapitalization; provided that FEC shall not, and shall not be obligated to, file the Articles of Merger until (i) Merger Sub shall have duly executed the Articles of Merger and (ii) St. Joe shall have consented to the filing of the Articles of Merger with the Department of State of the State of Florida.

         (b) The Distribution. Subject to the conditions set forth in Sections 2.1(c) of this Agreement, on the Declaration Date the Board of Directors of St. Joe shall (i) declare the Distribution upon the terms set forth in this Agreement, (ii) cause Merger Sub to duly execute the Articles of Merger and
(iii) consent to the filing by FEC of the Articles of Merger with the Department of State of the State of Florida. To effect the Distribution, St. Joe shall cause the Distribution Agent to distribute, on or as soon as practicable following the Distribution Date, on a pro rata basis to the holders of record of St. Joe Common Stock on the Distribution Record Date, all shares of Class B Common Stock received by St. Joe in the Recapitalization. During the period commencing on the date the certificates representing shares of Class B Common Stock are delivered to the Distribution


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Agent and ending upon the date(s) on which certificates evidencing such shares are mailed to holders of record of St. Joe Common Stock on the Distribution Record Date or on which fractional shares of Class B Common Stock are sold on behalf of such holders, St. Joe shall cause the Distribution Agent to hold the certificates representing shares of Class B Common Stock on behalf of such holders. St. Joe shall deliver to the Agent the share certificates representing the shares of Class B Common Stock held by St. Joe which are to be distributed to the holders of St. Joe Common Stock in the Distribution. St. Joe agrees to reimburse the Distribution Agent for its reasonable costs, expenses and fees in connection with the Distribution. FEC agrees, if required by St. Joe, to provide all certificates evidencing shares of Class B Common Stock that St. Joe shall require in order to effect the Distribution.

         (c) Conditions to the Distribution. The obligation of St. Joe to (1) declare the Distribution on the Declaration Date, (2) cause Merger Sub to duly execute the Articles of Merger and (3) consent to the filing of the Articles of Merger with the Department of State of the State of Florida, is, in each case, subject to the satisfaction or waiver by St. Joe as determined by St. Joe in its sole discretion, of the conditions set forth below:

                  (i) (a) A private letter ruling, the request for which shall have been prepared by counsel for St. Joe in consultation with counsel for FEC, shall have been received from the IRS in form and substance reasonably satisfactory to St. Joe providing that, among other things, the Recapitalization and the Distribution will qualify as tax-free transactions for federal income tax purposes under Sections 354 and 355 of the Code, respectively (the "IRS Ruling") and the IRS Ruling shall continue in effect; and (b) St. Joe and FEC shall have complied with all provisions, statements or representations set forth in the IRS Ruling, the request for an IRS Supplemental Ruling, if St. Joe has determined to seek an IRS Supplemental Ruling in accordance with
         Section 4.4, and which request shall have been prepared by counsel for St. Joe in consultation with counsel for FEC and, if granted prior to such time, the IRS Supplemental Ruling, in each case, that are required to be complied with prior to the Declaration Date;

                  (ii) Any approvals and consents of any Governmental Authority necessary to consummate the Distribution, Recapitalization and the other transactions contemplated hereby and by the Articles of Merger shall have been obtained and shall be in full force and effect, and any waiting periods or extensions thereof required by any Governmental Authority or with respect to any such approvals or consents shall have expired or been terminated;

                  (iii) No actions or suits by any Governmental Authority or third party against either of the Parties shall be pending with respect to, and the Parties shall


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         not be subject to any injunctions, judgments, decrees or orders which enjoin or rescind, the transactions contemplated by this Agreement or the Articles of Merger or otherwise prevent either of the Parties from complying with the terms and provisions of this Agreement or the Articles of Merger (and which, in the case of any pending action or suit, raise substantial issues of law or fact and have, in the judgment of St. Joe, a reasonable probability of success), and no other event outside the control of St. Joe shall have occurred or failed to occur that prevents the lawful consummation of the Distribution, the Recapitalization and the other transactions contemplated hereby;

                  (iv) The Recapitalization and the Distribution shall be in compliance with applicable federal and state securities and other applicable laws;

                  (v)    All conditions to the Recapitalization set forth in
         Section 2.1(d) (other than the condition contained in Section 2.1(d)(iv)) shall have been satisfied or waived and no circumstances shall exist that may prevent the consummation of the Recapitalization concurrently with the declaration of the Distribution pursuant to the terms hereunder;

                  (vi) The Indemnity Agreement attached hereto as Exhibit B, shall have been duly executed and delivered by each of Trust and the Nemours Foundation, a Florida foundation (the "Foundation"), to St. Joe;

                  (vii) The Class B Common Stock shall have been approved for listing on the NYSE, subject to official notice of issuance;

                  (viii) The Recapitalization and related transactions shall have been approved by the holders of a majority of outstanding shares of FEC Common Stock not beneficially owned by St. Joe or any Affiliate of St. Joe;

                  (ix) The Master Agreement and each of the Real Estate Agreements shall be in full force and effect as of the Distribution Date in accordance with their terms and there shall be existing no default by the parties thereto of any material terms thereof;

                  (x) Each of the Senior FEC Employee Consents shall have been duly executed and delivered to St. Joe;

                  (xi)   FEC shall have obtained the FEC Required Consents;

                  (xii) Each of the representations and warranties of FEC set forth in this


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

         Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Declaration Date; and FEC shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Declaration Date; and St. Joe shall have received a certificate of the chief executive officer of FEC as to the foregoing;

                  (xiii) St. Joe shall have received a secretary's certificate certifying and attaching the articles and bylaws of FEC as amended as of the Distribution Date and all resolutions of FEC and evidence of FEC shareholder votes with respect to the transactions contemplated hereby, as of the Distribution Date;

                  (xiv) The Form 8-A shall have been filed with the Commission and there shall be no impediment to the certification by the NYSE to the Commission of the listing of the Class B Common Stock; and

                  (xv) All actions and other documents and instruments reasonably necessary from or by Persons other than St. Joe in connection with the transactions contemplated hereby shall have been taken or executed, as the case may be, in form and substance reasonably satisfactory to St. Joe.

The foregoing conditions are for the sole benefit of St. Joe and shall not give rise to or create any duty on the part of St. Joe to waive or not waive any such condition.

         (d) Conditions to the Recapitalization. The obligation of FEC to effect the Recapitalization on the Declaration Date is subject to the satisfaction or waiver by FEC, as determined by FEC in its sole discretion, of the conditions set forth below:

                  (i) Any approvals and consents of any Governmental Authority necessary to consummate the Distribution, the Recapitalization and the other transactions contemplated hereby and by the Articles of Merger shall have been obtained and shall be in full force and effect, and any waiting periods or extensions thereof required by any Governmental Authority or with respect to any such approvals or consents shall have expired or been terminated;

                  (ii) No actions or suits by any Governmental Authority or third party against either of the Parties shall be pending with respect to, and the Parties shall not be subject to any injunctions, judgments, decrees or orders which enjoin or rescind, the transactions contemplated by this Agreement or the Articles of Merger or otherwise prevent either of the Parties from complying with the terms and



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

         provisions of this Agreement or the Articles of Merger (and which, in the case of any pending action or suit, raise substantial questions of law or fact and have, in the judgment of FEC, a reasonable probability of success), and no other event outside the control of FEC shall have occurred or failed to occur that prevents the lawful consummation of the Distribution, the Recapitalization or the other transactions contemplated hereby;

                  (iii) The Recapitalization and the Distribution shall be in compliance with applicable federal and state securities and other applicable laws;

                  (iv) All conditions to the Distribution set forth in Section 2.1(c) (other than the condition contained in Section 2.1(c)(v)) shall have been satisfied or waived and no circumstances shall exist that may prevent the declaration of the Distribution concurrently with the consummation of the Recapitalization pursuant to the terms hereunder;

                  (v) The Recapitalization shall have been approved by a majority of the outstanding shares of FEC Common Stock not beneficially owned by St. Joe or any Affiliate of St. Joe;

                  (vi) The Recapitalization shall have been approved by the outstanding shares of FEC Common Stock as required under applicable Florida law;

                  (vii) The Shareholders Agreement, substantially in the form attached hereto as Exhibit C, shall have been duly executed and delivered to FEC by Trust and the Nemours Foundation and shall be in full force and effect;

                  (viii) St. Joe shall have obtained the St. Joe Required Consents;

                  (ix) Each of the representations and warranties of St. Joe set forth in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Declaration Date; and St. Joe shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Declaration Date; and FEC shall have received a certificate of the chief executive officer of St. Joe as to the foregoing;

                  (x) FEC shall have received a secretary's certificate certifying and attaching the articles and bylaws of St. Joe and all resolutions of St. Joe with respect to the transactions contemplated hereby, as of the Declaration Date;

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

                  (xi) The Class B Common Stock shall have been approved for listing on the NYSE, subject to official notice of issuance;

                  (xii) (A) The IRS Ruling shall have been received by St. Joe, shall not have imposed material restrictions on FEC that would not have been reasonably anticipated by FEC at the time the request for the IRS Ruling was made, and such IRS Ruling shall not have been revoked and
         (B) the IRS shall not have conditioned the delivery of the IRS Ruling on a material modification of any of this Agreement, the Shareholders Agreement, the Articles of Incorporation of FEC attached to the Articles of Merger or the Rights Plan, which adversely affects the substantive benefits to FEC and FEC's shareholders under such instruments taken as a whole;

                  (xiii) The Master Agreement and each of the Real Estate Agreements shall be in full force and effect as of the Declaration Date in accordance with their terms and there shall be existing no default by the parties thereto of any material terms thereof;

                  (xiv) Merger Sub shall own, beneficially and of record, all right, title and interest, free and clear of any claims, liens or encumbrances, to all shares of FEC Common Stock owned, directly or indirectly, by St. Joe as of the date of the Recapitalization;

                  (xv) prior to the execution of this Agreement, Donaldson, Lufkin & Jenrette shall have delivered to FEC its opinion, in form and substance satisfactory to the Board of Directors of FEC, as to the effect from a financial point of view of the Recapitalization and related transactions on the shareholders of FEC, other than St. Joe and its affiliates; and

                  (xvi) The FEC Rights Plan, having substantially the terms set forth on Exhibit D hereto (the "Rights Plan"), shall have been duly approved by all necessary corporate action and shall be in effect; provided that the Board of Directors of FEC has complied with the provisions contained in Section 4.3(r) hereof; and

                  (xvii) All actions and other documents and instruments reasonably necessary from or by Persons other than FEC in connection with the transactions contemplated hereby shall have been taken or executed, as the case may be, in form and substance reasonably satisfactory to FEC.

The foregoing conditions are for the sole benefit of FEC and shall not give rise to or create any duty on the part of FEC to waive or not waive any such condition.

         SECTION II.2 Representations and Warranties. (a) FEC hereby represents and warrants, as of the date hereof and as of the Distribution Date (except as otherwise specified below), to St. Joe as follows:

                  (i) Organization; Good Standing; Capitalization. FEC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida and has all corporate power required to consummate the transactions contemplated hereby and by the Articles of Merger. Subject to the changes in capitalization of FEC contemplated by the Articles of Merger, the authorized and outstanding shares of capital stock of FEC is set forth on Schedule 2.2(a)(i) hereto.

                  (ii) Authorization. The execution, delivery and performance by each of FEC (or in the case of certain of the Real Estate Agreements, an Affiliate of FEC) and GCC, as the case may be, of this Agreement, the Articles of Merger, the Master Agreement and the Real Estate Agreements and the consummation by FEC (including by such Affiliates) and GCC, as applicable, of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of FEC (including by such Affiliates) and GCC, as applicable, other than the approval of the Recapitalization and related transactions by the stockholders of FEC and the approval of the Rights Plan by the Board of Directors of FEC. This Agreement and the Master Agreement constitute, and the Articles of Merger, the Real Estate Agreements and each other agreement or instrument executed and delivered or to be executed and delivered by FEC or an Affiliate of FEC, as applicable, pursuant to this Agreement, the Articles of Merger or the Master Agreement will, upon such execution and delivery, constitute, a legal, valid and binding obligation of FEC and each Affiliate of FEC, as applicable, enforceable against FEC and each Affiliate of FEC, as applicable, in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

                  (iii) Consents and Filings. Except (t) for the NYSE Listing Application, (u) the IRS Ruling, (v) as required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (x) for the filing of a registration statement on Form 8-A with respect to the Class B Common Stock and (y) for the filing of the Proxy Statement and any other reports or documents required to be filed under the Exchange Act and (z) the filing of the Articles of Merger with the Department of State of the State of Florida in accordance with the

         FBCA, no material consent of, or filing with, any Governmental Authority which has not been obtained or made is required for or in connection with the execution and delivery of this Agreement or the Articles of Merger by FEC, and the consummation by FEC of the transactions contemplated hereby or thereby.

                  (iv) Noncontravention. The execution, delivery and performance of this Agreement and the Articles of Merger by FEC does not, and the consummation by FEC of the transactions contemplated hereby and thereby will not, (x) violate any applicable federal, state or local statute, law, rule, order, arbitration award, judgment, decree or regulation or permit (y) violate any provision of the Articles of Incorporation or By-Laws of FEC, or (z), except as set forth on Schedule 2.2(a)(iv) (any waivers or consents needed by virtue of such matters, the "FEC Required Consents"), conflict with, result in the breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, mortgage, lien, franchise, instrument, or other arrangement to which any of FEC or its Subsidiaries is a party or by which it is bound or to which any of its Assets is subject (or result in the imposition of any encumbrance of any nature upon any of FEC's Assets or operations), other than as expressly contemplated hereby (including under Section 2.2(a)(iii)).

                  (v) Litigation. As of the date of this Agreement, there are no actions or suits against FEC pending with respect to, and FEC is not subject to any injunctions, judgments, decrees or orders which enjoin or rescind, the transactions contemplated by this Agreement or the Articles of Merger or otherwise prevent FEC from complying with the terms and provisions of this Agreement or the Articles of Merger.

                  (vi) Change of Control Adjustments. Except as set forth on
         Schedule 2.2(a)(vi), neither of the Recapitalization or Distribution or any of the other transactions contemplated hereby or by the Articles of Merger will constitute a "change of control" or otherwise result in the increase or acceleration of any benefits, including to employees of FEC, under any agreement to which FEC or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound.

                  (vii) Certain Transactions. Except for transactions or other actions that occurred prior to March 1, 1999 or that are described in
         Schedule 2.2(a)(vii) , neither FEC nor any other member of the FEC Group has engaged in any transaction or taken any other action through the date hereof involving or relating to issuance or disposition of the stock of FEC or options, warrants or other rights to acquire stock of FEC. None of the transactions and other actions described in Schedule 2.2(a)(vii) were undertaken by FEC in contemplation of the Distribution or are related to the Distribution (the Parties agree that the concept of the Distribution was solely conceived by St. Joe and first communicated to FEC on or about March 1,
         1999), and all transactions and actions by FEC described in Schedule 2.2(a)(vii) were undertaken in the ordinary course of business.

                  (viii) Issuance of Class B Common Stock. Upon issuance, the Class B Common Stock will have been duly authorized and validly issued by all necessary corporate action and will be fully paid and non-assessable, free and clear of all pledges, liens, encumbrances and preemptive rights of any nature.

                  (ix) Information in Ruling Documents. As each becomes available, FEC will have examined the application for the IRS Ruling and the appendices and exhibits thereto, and any supplemental filings or other materials subsequently submitted to the Service in connection with the Distribution (and any related transactions) or any similar filings submitted to any Governmental Authority or any subdivision agency, commission or authority thereof, or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any tax (collectively "any Tax Authority") in connection with the Distribution and any related transactions (collectively the "Ruling Documents"), and the facts presented and the representations made therein, when made, to the extent descriptive of FEC and its affiliates and the businesses of FEC and its affiliates (including, without limitation, the business purposes for the Distribution and the representations in the IRS Ruling Documents to the extent that they relate to the businesses of FEC and its affiliates, but not including any representation made by an affiliate of FEC to the extent descriptive of such affiliate) will be true, correct and complete in all material respects, as of the date such documents or material are submitted to the applicable Tax Authority.

                  (x) Approval. FEC's Board of Directors has resolved to recommend that the stockholders of FEC vote in favor of the approval of the Recapitalization and related transactions.

                  (xi) Proxy Statement. FEC's Proxy Statement, the form of proxy and any other solicitation material used in connection therewith and any oral solicitations of proxies made by FEC shall not contain any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to any solicitation of a proxy for any of the matters to be voted upon at the FEC stockholders meeting with respect to the transactions contemplated hereby, which has become false or misleading, except that no representation or warranty is made by FEC with respect to written information relating to St. Joe or St. Joe's Business for inclusion in the Proxy Statement or any such proxy material or oral solicitation.

                  (xii) Certificates. All Certificates to be furnished by FEC to St. Joe hereunder pursuant to a covenant, condition or otherwise are and will be true and correct as of the dates so furnished.

                  (b) St. Joe hereby represents and warrants to FEC, as of the date hereof and as of the Distribution Date (except with respect to Merger Sub, the representations and warranties with respect to which are made only as of the Distribution Date and except as otherwise specified below), as follows:

                  (i) Organization; Good Standing. Each of St. Joe, Delaware Sub is, and Merger Sub will be upon incorporation, a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida, or Delaware in the case of Delaware Sub, and has or will have all corporate power required to consummate the transactions contemplated hereby and by the Articles of Merger.


                  (ii) Authorization. The execution, delivery and performance by each of St. Joe (or, in the case of certain of the Real Estate Agreements, an Affiliate of St. Joe), Delaware Sub, and Merger Sub of this Agreement, the Articles of Merger, the Master Agreement and the Real Estate Agreements, as the case may be, and the consummation by each of St. Joe (including by such Affiliates), Delaware Sub and Merger Sub, as applicable, of the transactions contemplated hereby and thereby have been, or in the case of Merger Sub will have been prior to the Declaration Date, duly authorized by all necessary corporate action on the part of each of St. Joe (including by such Affiliates), Delaware Sub and Merger Sub, other than the formal declaration of the Distribution. This Agreement and the Master Agreement constitutes and, when executed and delivered, the Articles of Merger, the Real Estate Agreements and each other agreement or instrument executed and delivered or to be executed and delivered by each of St. Joe, an Affiliate of St. Joe, Delaware Sub and Merger Sub pursuant to this Agreement will, upon such execution and delivery, constitute, a legal, valid and binding obligation of each of St. Joe, each Affiliate of St. Joe, Delaware Sub and Merger Sub, enforceable against each of St. Joe, each Affiliate of St. Joe, Delaware Sub and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

                  (iii) Consents and Filings. Except (x) for the IRS Ruling, and
         (y) as required under the HSR Act and any other reports or documents required to be filed under the Exchange Act, no material consent of, or filing with, any Governmental Authority which has not been obtained or made is required to be obtained or made by each of St. Joe, Delaware Sub and Merger Sub for or in connection with the execution and delivery of this Agreement or the Articles of Merger by each of St. Joe and Merger Sub, and the consummation by each of St. Joe, Delaware Sub and Merger Sub of the transactions contemplated hereby or thereby.

                  (iv) Noncontravention. The execution and delivery of this Agreement by St. Joe and the performance of this Agreement by St. Joe, Delaware Sub and Merger Sub does not, and the consummation by St. Joe, Delaware Sub and Merger Sub of the transactions contemplated hereby and thereby will not, (x) violate any applicable federal, state or local statute, law, rule, order, arbitration award, judgment, decree or regulation or permit (y) violate any provision of the Articles of Incorporation or By-Laws of St. Joe, Delaware Sub and Merger Sub, or
         (z) except as set forth on Schedule 2.2(b)(iv) (any waivers or consents needed by virtue of such matters, the "St. Joe Required Consents"), conflict with, result in the breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, mortgage, lien, franchise, instrument, or other arrangement to which any of St. Joe, Delaware Sub and Merger Sub is a party or by which it is bound or to which any of its Assets is subject (or result in the imposition of any encumbrance of any nature upon any of St. Joe's, Delaware Sub's and Merger Sub's Assets or operations), other than as expressly contemplated hereby.


                  (v) Litigation. As of the date of this Agreement, there are no actions or suits against St. Joe or Delaware Sub pending with respect to, and St. Joe or Delaware Sub is not subject to any injunctions, judgments, decrees or orders which enjoin or rescind, the transactions contemplated by this Agreement or the Articles of Merger or otherwise prevent each of St. Joe, Delaware Sub and Merger Sub from complying with the terms and provisions of this Agreement or the Articles of

         Merger.

                  (vi) Ownership of Delaware Sub and Merger Sub. St. Joe owns, and in the case of Merger Sub will own upon Merger Sub's incorporation, all outstanding equity interests of Delaware Sub and Merger Sub free and clear of any claims, liens or encumbrances and no other person holds any equity interests of Delaware Sub or Merger Sub nor has any right to acquire any equity interests in Delaware Sub or Merger Sub.

                  (vii) Merger Sub's Title to FEC Common Stock. As of the date hereof, St. Joe owns beneficially and of record, directly or indirectly (including through Delaware Sub), all right, title and interest, free and clear of any claims, liens or encumbrances, 19,609,216 shares of FEC Common Stock. All right and title to all shares of FEC Common Stock owned directly or indirectly by St. Joe or Delaware Sub as of the date hereof will have been contributed to Merger Sub prior to the Declaration Date, and Merger Sub will then own beneficially and of record, free and clear of any claims, liens or encumbrances, such stock.

                  (viii) Purpose of Merger Sub. Merger Sub was formed by St. Joe solely for the purposes of effecting the Recapitalization upon the terms and conditions of this Agreement and the Articles of Merger and will have no Assets as of the Effective Time other than the shares of FEC Common Stock owned by St. Joe through a wholly owned Subsidiary as of the date hereof.

                  (ix) Certificates. All certificates to be furnished by St. Joe, Delaware Sub and Merger Sub to FEC hereunder pursuant to a covenant, condition or otherwise are and will be true and correct as of the dates so furnished.

                  (x) Information Furnished by St. Joe for Proxy Statement. The information in FEC's Proxy Statement which has been furnished by St. Joe to FEC for the purpose of inclusion therein shall not contain any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or has become false or misleading, provided that FEC has complied with its obligations set forth in the third, fourth and fifth sentences of
         Section 4.3(d).

                                  ARTICLE III.


                                 INDEMNIFICATION

         SECTION III.1 Indemnification by FEC. (a) FEC shall indemnify, defend and hold harmless the St. Joe Indemnitees from and against any and all FEC Liabilities or third-party allegations of FEC Liabilities to which, in any case, the St. Joe Indemnitees become subject.

         (b) FEC shall indemnify, defend and hold harmless the St. Joe Indemnitees from and against any Liability to which, in any case, the St. Joe Indemnitees become subject arising from, relating to or in the nature of any inaccuracy in, or failure by FEC to comply with, any representation or statement made by FEC to St. Joe or the IRS in connection with the requests by St. Joe for the IRS Ruling and the IRS Supplemental Ruling; provided, however, that, notwithstanding the foregoing, FEC shall not indemnify St. Joe, any St. Joe Indemnitee or any shareholder of St. Joe for any liability that results from any inaccuracy or incompleteness in any representation or statement made by St. Joe to the IRS in connection with requests for the IRS Ruling or the IRS Supplemental Ruling or failure by St. Joe to comply with any representation or statement made by St. Joe to the IRS in connection with the requests for the IRS Ruling or the IRS Supplemental Ruling.

         (c) FEC shall indemnify, defend and hold harmless the St. Joe Indemnitees from and against one hundred percent (100%) of any taxes imposed upon the St. Joe Indemnitees arising from, relating to or in the nature of the failure of the Distribution to qualify under Section 355 of the Code (including without limitation, any tax attributable to the application of Section 355(d) or
Section 355(e) of the Code to the Distribution) or corresponding provisions of the laws of other jurisdictions, using the highest statutory marginal tax corporate tax rates for the relevant taxable period (the "Distribution Restructuring Taxes"), in any case arising from, relating to or in the nature of, any actions or inactions of FEC or FEC's Affiliates or FEC's shareholders relating directly to FEC, FEC's Subsidiaries or FEC stock without regard to whether such action or inaction would constitute a breach of any covenant under
Section 4.4 hereof, including, without limitation, the following actions:

         i Any action or inaction on the part of FEC or any FEC affiliate after the Distribution (including, without any limitation, any amendment to FEC's Articles of Incorporation (or other organizational documents)), whether through a stockholder vote or otherwise, affecting the relative voting rights of the separate classes of FEC stock (including without limitation, through the conversion of one class of FEC stock into another class of FEC stock.)


         ii Any acquisition of stock of FEC or of stock of any FEC affiliate by any Person or Persons (including, without limitation, as a result of an issuance of FEC stock or a merger of another entity with and into FEC or any FEC affiliate) or any acquisition of Assets of FEC or any FEC affiliate

             (including, without limitation, as a result of a merger) by any Person or Persons.

         (d) If any Tax Authority withdraws all or any portion of the IRS Ruling or any IRS Supplemental Ruling issued to St. Joe in connection with the Distribution arising from, relating to or in the nature of a breach or failure to comply by FEC or any FEC affiliate of any representation, warranty, covenant or agreement made in this Agreement relating directly to FEC, FEC's Subsidiaries or FEC stock, FEC shall indemnify, defend and hold harmless the St. Joe Indemnitees from and against one hundred percent (100%) of any Distribution Restructuring Taxes arising from, relating to or in the nature of such breach or failure to comply.

         SECTION III.2 Indemnification by St. Joe. (a) St. Joe shall indemnify, defend and hold harmless the FEC Indemnitees from and against any and all St. Joe Liabilities or third-party allegations of St. Joe Liabilities to which, in any case, the FEC Indemnitees become subject.

         (b) St. Joe shall indemnify, defend and hold harmless the FEC Indemnitees from and against (i) any and all federal, state and local taxes, including any interest, penalties or additions to tax, that result solely from the Recapitalization and (ii) any liability of any member of the FEC Group, arising from, relating to or in the nature of any inaccuracy in, or failure by St. Joe to comply with, any representation made by St. Joe to the IRS in connection with the requests by St. Joe for the IRS Ruling and the IRS Supplemental Ruling; provided, however, that, notwithstanding the foregoing, St. Joe shall not indemnify FEC or any FEC Indemnitee for any liability that results from any inaccuracy or incompleteness in any representation made by FEC to the IRS in connection with requests for the IRS Ruling or the IRS Supplemental Ruling or failure by FEC to comply with any representation made by FEC to the IRS in connection with the requests for the IRS Ruling or the IRS Supplemental Ruling or for any liability of the FEC Indemnitees arising under Sections 3.1(b), (c) or (d).

         SECTION III.3 Procedures for Indemnification in Third-Party Claims.


         (a) Third-Party Claims. If a claim or demand is made against a FEC Indemnitee or an St. Joe Indemnitee (each, an "Indemnitee") by any Person who is not a party to this Agreement, including, without limitation, any Governmental Authority with respect to taxes (a "Third-Party Claim"), as to which such Indemnitee may be entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the party which is or may be required pursuant to the terms hereof to make such indemnification (the "Indemnifying Party") in writing, and in reasonable detail, of the Third-Party Claim promptly (and in any event within 30 business days) after receipt by such Indemnitee of written notice of the Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within 15 business days) after the Indemnitee's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim.

         If a Third-Party Claim is made against an Indemnitee with respect to which a claim for indemnification is made pursuant to Section 3.1 or Section 3.2 hereof, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses and acknowledges in writing its obligation to indemnify the Indemnitee therefor, to assume the defense thereof with counsel selected by the Indemnifying Party; provided that such counsel is not reasonably objected to by the Indemnitee. Should the Indemnifying Party so elect to assume the defense of a Third-Party Claim, the Indemnifying Party shall, within 30 days (or sooner if the nature of the Third-Party Claim so requires), notify the Indemnitee of its intent to do so, and if counsel to the Indemnifying Party has not been properly rejected by the Indemnitee, the Indemnifying Party shall after a reasonable transition period not be liable to the Indemnitee for legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided that such Indemnitee shall have the right to employ counsel to represent such Indemnitee if, in such Indemnitee's reasonable judgment, a conflict of interest between such Indemnitee and such Indemnifying Party exists in respect of such claim which would make representation of both such parties by one counsel inappropriate, or the Third-Party Claim seeks injunctive relief for other than money damages, and in such event the fees and expenses of such separate counsel shall be paid by such Indemnifying Party. Subject to the preceding sentence, if the Indemnifying Party assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnifying Party has failed to assume the defense thereof. If the Indemnifying Party so elects to assume the defense of any Third-Party Claim, all of the Indemnitees shall reasonably cooperate with the Indemnifying Party in the defense or prosecution thereof, including by providing or causing to be provided, records and witnesses as soon as reasonably practicable after receiving any request therefor from or on behalf of the Indemnifying Party.


         In no event will the Indemnitee admit any liability with respect to, or settle, compromise or discharge, any Third-Party Claim without the Indemnifying Party's prior written consent (which will not be unreasonably withheld); provided, however, that the

Indemnitee shall have the right to settle, compromise or discharge such Third-Party Claim without the consent of the Indemnifying Party if the Indemnitee releases the Indemnifying Party from its indemnification obligation hereunder with respect to such Third-Party Claim and such settlement, compromise or discharge would not otherwise adversely affect the Indemnifying Party. If the Indemnifying Party acknowledges in writing liability for a Third-Party Claim (as between the Indemnifying Party and the Indemnitee), the Indemnitee will agree to any settlement, compromise or discharge of a Third-Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third-Party Claim and releases the Indemnitee effective immediately, completely and unconditionally (with no prospective limitations or changes in status of the Indemnitee of any nature) with respect to such Third-Party Claim and that would not otherwise adversely affect the Indemnitee; provided, however, that the Indemnitee may refuse to agree to any such settlement, compromise or discharge if the Indemnitee agrees that the Indemnifying Party's indemnification obligation with respect to such Third-Party Claim shall not otherwise exceed the amount that would have been required to have been paid by or on behalf of the Indemnifying Party pursuant to such proposed settlement, compromise or discharge. If an Indemnifying Party elects not to assume the defense of a Third-Party Claim, or fails to notify an Indemnitee of its election to do so as provided herein, such Indemnitee may compromise, settle or defend such Third-Party Claim.

         Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim (and shall be liable for the fees and expenses of counsel incurred by the Indemnitee in defending such Third-Party Claim) if the Third-Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee which the Indemnitee reasonably determines, after conferring with its counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third-Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

         (b) Subrogation. Subject in all respects to the terms of Section 3.3(a) above, in the event of payment by an Indemnifying Party to any Indemnitee in connection which any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

         (c) Remedies Not Exclusive. The remedies provided in this Article III shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party; provided that no Person may recover more than once for a Liability it has incurred.

         SECTION III.4 Indemnification Payments Timing; Quantification. Indemnification required by this Article III shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or loss, liability, claim, damage or expense is incurred. All indemnification payments made or to be made under this Agreement shall be quantified on an after-tax basis, taking into account, without limitation, any withholding taxes deducted from the indemnity payment and any taxes incurred by the Indemnified Party on the indemnity payment.

         SECTION III.5 Limitation of Indemnity. The indemnification provisions contained in this Article III shall not be applicable with respect to any FEC Liability or St. Joe Liability with respect to which there exists or may exist any separate indemnity arrangement set forth in any of the Real Estate Agreements, the Management Agreement between GCC and St. Joe, dated as of January 1, 1998, any agreement contemplated by the Real Estate Agreements or the Management Agreement or any agreements between St. Joe or any of its Subsidiaries and FEC or any of its Subsidiaries relating to property management, real estate development or real estate brokerage.

                                   ARTICLE IV.

                                    COVENANTS

         SECTION IV.1 Access to Information. (a) Other than in circumstances in which indemnification is sought pursuant to Article III (in which event the provisions of such Article will govern to the extent in direct conflict with the provisions of this Section 4.1), from and after the Distribution Date, each of FEC and St. Joe shall afford to the other and its authorized accountants, counsel and other designated representatives reasonable access during normal business hours, subject to appropriate restrictions for classified, privileged or confidential information, to the personnel, properties, books and records of such party and its Subsidiaries insofar as such access is reasonably required by the other party and relates to such other party's performance of its obligations under this Agreement or the Articles of Merger or such party's financial, tax and other reporting obligations.

         (b) A party providing information or access to information to the other party under this Article IV shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses, as may be reasonably incurred in providing such information or access to information.


         SECTION IV.2 Confidentiality. Each of FEC, its Subsidiaries and their Affiliates and St. Joe, its Subsidiaries and their Affiliates shall keep, and shall cause their respective employees, consultants, advisors and agents to keep, confidential all information concerning the other Party in its possession, its custody or under its control (except to the extent that (A) such information is then in the public domain through no fault of such party or (B) such information has been lawfully acquired from other sources by such party or (C) this Agreement or the Articles of Merger or any other agreement entered into pursuant hereto or thereto permits the use or disclosure of such information) to the extent such information (i) relates to or was acquired during the period up to the Effective Time or pursuant to Section 4.1, or (ii) is based upon or is derived from information described in the preceding clause (i), and each party shall not (without the prior written consent of the other) otherwise release or disclose such information to any other Person, except such party's auditors and attorneys, unless compelled to disclose such information by judicial or administrative process or unless such disclosure is required by law and such party has used all reasonable efforts to consult with the other affected Party or Parties prior to such disclosure.

         SECTION IV.3    Standstill; Additional Covenants.

         (a) Standstill. Each of St. Joe and FEC, including on behalf of their respective Affiliates and agents, agrees not to solicit, initiate or encourage the commencement of negotiations or continue any current negotiations regarding any proposal for the acquisition by any third party of any outstanding shares of capital stock of FEC (other than issuances of FEC Common Stock by FEC pursuant to employee stock plans in the ordinary course of business) or the acquisition of FEC through any other means including a merger or purchase of Assets (an "Acquisition Proposal") until the earlier to occur of the termination of this Agreement or the time at which the Distribution is consummated; provided, however, that (i) either Party may respond to any unsolicited inquiries or proposals solely to indicate that it is bound by this Section 4.3(a) and (ii) either St. Joe or FEC may, after its receipt of a bona fide written Acquisition Proposal, commence discussions or negotiations with the Person making such Acquisition Proposal, if the Board of Directors of St. Joe or FEC, as applicable, in good faith determines, based upon the advice of its outside counsel, that the respective Board of Directors must do so in order to comply with its fiduciary duties under applicable law and, in the case of St. Joe, such Acquisition Proposal contemplates a transaction in which all shares of FEC Common Stock are to receive equivalent consideration.


         (b) Sale of Fractional Shares. St. Joe shall appoint the Distribution Agent as agent for each holder of record of St. Joe Common Stock who would receive in the Distribution any fractional share of Class B Common Stock. The Distribution Agent shall aggregate all such fractional shares and sell them in an orderly manner after the Distribution Date in the open market and, after completion of such sales, distribute a pro rata portion of the net proceeds from such sales, based upon the gross selling price of all such fractional shares net of all selling expenses, to each stockholder of St. Joe who would otherwise have received a fractional share. St. Joe shall reimburse the Distribution Agent for its reasonable costs, expenses and fees (other than selling expenses) in connection with the sale of fractional shares of Class B Common Stock and the distribution of the proceeds thereof in accordance with this Section 4.3(b).

         (c) Shareholder Meeting. FEC shall, as soon as reasonably practicable following the date of this Agreement, duly call, give notice of, convene and hold, a meeting of its stockholders (the "Stockholders Meeting") for the purpose of considering the approval of the Recapitalization and related transactions. FEC, through its Board of Directors, shall resolve to recommend, shall recommend and shall continue to recommend to its stockholders approval of the Recapitalization and related transactions and shall not withdraw such recommendation; provided, however, that, FEC's Board of Directors may withdraw or modify such recommendation if it determines in good faith, based upon the advice of outside counsel, that it must do so to comply with its fiduciary duties under applicable law.

         (d) Proxy Statement. Subject to the provisions of this Agreement and the Articles of Merger, FEC shall, as soon as reasonably practicable following the date of this Agreement, prepare and file with the SEC a proxy statement for the solicitation of proxies in favor of the transactions and agreements referred to in Section 4.3(c) (the "Proxy Statement"). FEC shall use all reasonable efforts to have the Proxy Statement cleared by the SEC for mailing in definitive form as promptly as practicable after such filing. FEC and St. Joe shall cooperate with each other in the preparation of the Proxy Statement and any amendment or supplement thereto. FEC shall notify St. Joe of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall provide to St. Joe promptly copies of all correspondence between the SEC and FEC or any of its advisors with respect to the Proxy Statement. FEC shall give St. Joe and its counsel reasonably appropriate advance opportunity to review the Proxy Statement and all responses to requests for additional information by and replies to comments of the SEC, and incorporate therein any reasonable comments St. Joe may timely deliver to FEC with respect thereto, before such Proxy Statement, response or reply is filed with or sent to the SEC. FEC agrees to use all reasonable efforts, after consultation with St. Joe and its advisors, to respond promptly to all such comments of, and requests by, the SEC and to cause the Proxy Statement to be mailed to the holders of FEC Common Stock entitled to vote at the Stockholders Meeting as soon as reasonably practicable following the execution hereof. St. Joe shall provide FEC such information concerning the business and affairs of St. Joe and Merger Sub as is reasonably required for inclusion in the Proxy Statement.


         (e) St. Joe Mailings. It is understood that St. Joe may, but shall not be required hereunder, prepare and mail, at such time as determined by St. Joe, to the holders of St. Joe Common Stock, such information concerning FEC, its business, operations and management, the Distribution and the tax consequences thereof and such other matters as St. Joe shall reasonably determine is advisable or as may be required by law. In such event, St. Joe shall give FEC and its counsel reasonably appropriate advance opportunity to review such documents and shall consider in good faith any comments FEC timely delivers to St. Joe with respect to such information. FEC agrees to cooperate with St. Joe in the preparation of, and provide any information reasonably requested by St. Joe for inclusion in, such mailing. St. Joe and FEC will prepare, and FEC will, to the extent required under applicable law, file with the SEC any such documentation, including any no-action letters or other requests for interpretive or regulatory assistance, if any, which St. Joe reasonably determines are necessary or desirable to effectuate the Distribution and the other transactions contemplated hereby and by the Articles of Merger and St. Joe and FEC shall each use all reasonable efforts to cooperate with each other with respect thereto and to obtain all necessary approvals from the SEC with respect thereto as soon as practicable.

         (f) Actions Regarding Securities Laws. St. Joe and FEC shall take all such action as may be necessary or appropriate under the securities or blue sky laws of the United States (and any comparable laws under any foreign jurisdiction) in connection with the Distribution, the Recapitalization and the other transactions contemplated hereby and by the Articles of Merger.

         (g) Listing of Class B Common Stock. FEC shall prepare and file, and shall use all reasonable efforts to have approved, an application for the listing on the NYSE of the Class B Common Stock to be distributed in the Distribution, subject to official notice of issuance. St. Joe shall provide, upon request by FEC, information reasonably necessary to FEC for its preparation and filing of such application.

         (h) Opportunity for St. Joe to Review Filings. Until the Distribution Date, FEC agrees that prior to filing with the SEC any report or other document that contains any disclosure relating to the Distribution, this Agreement, the Articles of Merger or any of the transactions contemplated hereby or thereby, it shall give St. Joe and its counsel reasonably appropriate advance opportunity to review such report or other document and shall consider in good faith any comments St. Joe may deliver to FEC with respect to or for inclusion in such report or document.

         (i) No Amendment to Articles or By-Laws of FEC. Prior to the Distribution Date, FEC shall not amend, and the FEC Board of Directors shall not approve any amendment to, FEC's Articles of Incorporation or By-Laws, other than the Amended and Restated Articles of Incorporation and By-Laws of FEC that will become effective upon the filing of the Articles of Merger with the Department of State of the State of Florida in connection with the Recapitalization.

         (j) St. Joe Vote in Favor of Transactions. St. Joe hereby agrees to be present in person or by proxy at each and every stockholders meeting of FEC at which any aspect of the transactions contemplated by this Agreement are submitted to the stockholders of FEC for consideration at such meeting, and to vote, or cause to be voted, all shares of FEC Common Stock owned directly or indirectly by it and its Subsidiaries in accordance with the recommendation of the Board of Directors of FEC referred to in Section 4.3(c) in favor of the Recapitalization and related transactions; provided that the Recapitalization and such related transactions are to become effective solely upon the Declaration of the Distribution; and similarly to execute any written consent submitted to stockholders by FEC in favor of the Recapitalization and related transactions.

         (k) Creation of Merger Sub; Contribution of Shares. St. Joe shall (i) incorporate Merger Sub and (ii) contribute the shares of FEC Common Stock held by Delaware Sub as of the date hereof to Merger Sub, subsequent to the Delaware Sub Merger and prior to the Declaration Date.

         (l) Opportunity to Review Releases. In addition to the limitations in
Section 4.3(h) above, each of St. Joe and FEC agrees that no public release or announcement concerning the Distribution, the Recapitalization or the transactions contemplated by this Agreement or the Articles of Merger shall be issued by either party without the prior written consent of the other (which shall not be unreasonably withheld), except as such release or announcement may be required by law, in which case the party required to make the release or announcement shall use all reasonable efforts to allow each other party reasonable time to comment on each release or announcement in advance of such issuance.

         (m) Senior FEC Employee Consents. FEC shall use all reasonable efforts to obtain from each of Robert W. Anestis (Chairman, President and Chief Executive Officer of FEC), Robert F. MacSwain (Executive Vice President Special Projects of FEC), John D. McPherson (Chief Operating Officer of FEC), Heidi J. Eddins (Senior Vice President, General Counsel and Secretary of FEC) and Robert Nazarian (Executive Vice President and Chief Financial Officer of FEC) a letter agreement in favor of St. Joe in the form attached as Exhibit E hereto (the "Senior FEC Employee Consents").

         (n) Efforts to Obtain Consents. Each of St. Joe and FEC shall use all reasonable efforts to obtain all of the consents, waivers or authorizations required in connection with the completion of the Recapitalization and the Distribution from any third party or Governmental Authorities;


         (o) Efforts to Oppose Contrary Orders, Injunctions and Decrees. Each of St. Joe and FEC shall use all reasonable efforts to procure that no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution, the Recapitalization and the other transactions contemplated hereby and by the Articles of Merger shall be in effect;

         (p) Filing of Press Release. St. Joe and FEC will issue jointly, prior to 8:30 a.m. New York City time, on October 27, 1999, the press release attached as Exhibit F to this Agreement.

         (q) Preparation and Filing of Form 8-A. FEC shall prepare and file the Form 8-A (which may include or incorporate by reference information contained in the Proxy Statement) with the Commission as promptly as practicable following the date hereof, and shall use all reasonable efforts to cause the Form 8-A to become effective under the Exchange Act immediately following the consummation of the Recapitalization or as soon thereafter as practicable. St. Joe shall provide, upon request by FEC, information reasonably necessary to FEC for its preparation and filing of such Form 8-A. FEC shall give St. Joe and its counsel reasonably appropriate advance opportunity to review the Form 8-A and all responses to requests for additional information by and replies to comments of the SEC with respect thereto, and shall incorporate therein any reasonable comments St. Joe may timely deliver to FEC with respect thereto, before such Form 8-A, response or reply is filed with or sent to the SEC.

         (r) Approval of Rights Plan. FEC shall use its best efforts to effect the adoption of the Rights Plan; provided, however, that, FEC's Board of Directors shall not be required to effect the adoption of the Rights Plan if it determines in good faith, based upon the advice of outside counsel, that the adoption of such Rights Plan would not be in compliance with its fiduciary duties under applicable law.

         (s) Reasonable Efforts. Without limiting any other obligations hereunder, each of St. Joe and FEC will cooperate with each other and use (and shall cause their respective Affiliates directors, officers, employees and agents to use) all their respective reasonable efforts to take or cause to be taken all actions, including executing any further documents and making other filings with Governmental Authorities, and to do or cause to be done all things, necessary or advisable in order to consummate and make effective, as promptly as practicable after the date hereof, the transactions contemplated hereby and by the Articles of Merger, including the satisfaction, but not waiver, of all applicable conditions.


         SECTION IV.4 Taxes: Cooperation; Right to Supplemental Ruling; Preservation of Rulings. (a) St. Joe and FEC will cooperate and take any and all actions reasonably requested of each other in the preparation and filing of an application for the IRS Ruling. In addition, St. Joe will have the right to obtain, and FEC will have the right, after the original IRS Ruling has been issued by the IRS, to require St. Joe to seek to obtain, a supplemental private letter ruling from the IRS in connection with the Distribution and any related transactions, or any similar ruling issued by any Tax Authority other than the IRS in connection with the Distribution (an "IRS Supplemental Ruling") as St. Joe or FEC determines, is necessary to effect the tax treatment of the Distribution contemplated by this Agreement. If either party determines that an IRS Supplemental Ruling shall be requested pursuant to this Section 4.4(a), that other party will cooperate with the requesting party and take any and all actions reasonably requested by the requesting party in connection with obtaining the IRS Supplemental Ruling (including, without limitation, by making any representation or covenant or providing any materials or information requested by any Tax Authority). On or prior to the Distribution Date, each of St. Joe and FEC shall take those actions and consummate those other transactions in connection with the Distribution that are contemplated by the IRS Ruling, the ruling request therefor or any related submissions by St. Joe to the IRS (which shall have been reviewed by FEC), including, to the extent applicable, the IRS Supplemental Ruling and the request therefor.

         (b) FEC will not take or fail to take, or permit, to the extent it is in FEC's power to prevent such actions, any FEC affiliate to take or fail to take, any action, where such action or inaction would be inconsistent with any material, information, covenant or representation in the IRS Ruling, any Ruling Documents, any IRS Supplemental Ruling or any IRS materials, appendices and exhibits submitted or filed therewith (the "Supplemental Ruling Documents").

         (c) FEC will not take or fail to take, or permit, to the extent it is in FEC's power to prevent such actions, any of its affiliates to take or fail to take, any action or inaction after the Distribution that could reasonably be expected to prevent the Distribution from qualifying as a tax-free distribution under Section 355 of the Code. In addition, FEC will not take or fail to take, or permit any of its affiliates to take or fail to take, any action or inaction after the Distribution that could reasonably be expected to have a material adverse impact on the known tax consequences of the Distribution to St. Joe.

         (d) Other than as contemplated by this Agreement or the Articles of Merger (including the exhibits thereto), FEC will make no amendment or changes to its Articles of Incorporation or Bylaws that would affect the composition or size of its Board of Directors, the manner in which its Board of Directors is elected, and the duties and responsibilities of its Board of Directors unless FEC obtains an IRS Supplemental Ruling in conjunction with St. Joe pursuant to
(a) above that such amendment will not affect the treatment of the Distribution under Section 355 of the Code or FEC obtains an opinion (reasonably acceptable to St. Joe) of nationally recognized tax counsel that such amendment will not affect the treatment of the Distribution under Section 355 of the Code.


         (e) Other than as contemplated by this Agreement or the Articles of Merger (including the exhibits thereto), FEC will not propose a plan of recapitalization or amendment to its Articles of Incorporation, or any other action providing for any of the following, unless (i) the IRS Ruling provides or
(ii) FEC obtains an IRS Supplemental Ruling in conjunction with St. Joe pursuant to (a) above that provides that such recapitalization or amendment will not affect the treatment of the Distribution under Section 355 of the Code or FEC obtains an opinion (reasonably acceptable to St. Joe) of nationally recognized tax counsel that such recapitalization or amendment will not affect the treatment of the Distribution under Section 355 of the Code:

                  i The conversion of shares of any class of FEC stock into a different class of FEC stock.

                  ii A change in the absolute or relative voting rights of any class of FEC stock from the rights existing at the time of the Distribution.

                  iii Any other action having an effect similar to that described in (i) or (ii).

         (f) Until the first day after the two-year anniversary of the
Distribution:

                  i FEC will continue to conduct the active trade or business relied upon in the IRS Ruling (the "Active Trade or Business") in a manner that satisfies the requirement of Section 355(b) of the Code.

                  ii Unless FEC obtains an IRS Supplemental Ruling in conjunction with St. Joe pursuant to (a) above that the following action or actions will not affect the treatment of the Distribution under Section 355 of the Code or FEC obtains an opinion (reasonably acceptable to St. Joe) of nationally recognized tax counsel that such action or actions will not affect the treatment of the Distribution under Section 355 of the Code, FEC will not do either of the following:

                           (A)      Liquidate, dispose of, or otherwise
                                    discontinue the conduct of any portion of the Active Trade or Business.

                           (B) Dispose of any business or Assets that would cause FEC to be operated in a manner inconsistent in any material respect with the business purposes for the Distribution as set forth in the Ruling Documents.


         (g) During the two-year period following the Distribution, FEC will conduct the Active Trade or Business primarily through officers and employees of FEC or its subsidiaries (and not primarily through independent contractors) who are not also officers or employees of St. Joe or its Affiliates.

         (h) During the two-year period following the Distribution, FEC will not, and will not undertake to, voluntarily dissolve or liquidate, or liquidate, dispose of, or otherwise discontinue the conduct of any portion of the Active Trade or Business if such liquidation, disposition or discontinuation of the Active Trade or Business would cause a dissolution or liquidation of FEC, and except in the ordinary course of business, neither FEC nor any Subsidiaries of FEC will sell, transfer, or otherwise dispose of, or agree to dispose of, Assets (including, for such purpose, any capital stock of such subsidiaries) that, in the aggregate, constitute more than (x) sixty percent (60%) of the gross Assets of FEC or (y) sixty percent (60%) of the consolidated gross Assets of FEC and such subsidiaries, unless prior to the consummation of such transaction FEC obtains an IRS Supplemental Ruling in conjunction with St. Joe pursuant to (a) above that such transaction will not affect the treatment of the Distribution under Section 355 of the Code or FEC obtains an opinion (reasonably acceptable to St. Joe) of nationally recognized tax counsel that such transaction will not affect the treatment of the Distribution under Section 355 of the Code.

         (i) FEC will not reacquire its shares during the two-year period following the distribution unless FEC obtains an IRS Supplemental Ruling in conjunction with St. Joe pursuant to (a) above that such reacquisition will not affect the treatment of the Distribution under Section 355 of the Code or FEC obtains an opinion (reasonably acceptable to St. Joe) of nationally recognized tax counsel that such reacquisition will not affect the treatment of the Distribution under Section 355 of the Code, except if the reacquisition meets all of the following conditions:

             i        The reacquisition is for a corporate business purpose;

             ii       The stock acquired is widely held;

             iii      The acquisition is made on the open market;

             iv There is no plan or intention to reacquire more than twenty percent (20%) of FEC stock by vote or value.


         (j) Until the first day after the two-year anniversary of the Distribution FEC will not enter into any proposed stock issuance transaction (other than in employee related issuances in the ordinary course of business) if, as a result of such proposed stock issuance transaction, FEC would issue a number of shares of FEC stock that, when aggregated with all other shares of FEC stock issued pursuant to any stock issuance transaction or transactions occurring prior to or simultaneously with such proposed stock issuance transaction, would cause either: (a) the number of shares of Class B Common Stock distributed to the shareholders of St. Joe in the Distribution to constitute less than eighty percent (80%) of the total combined voting power of all outstanding FEC voting stock with respect to the election of directors of FEC or (b) the issuance of outstanding shares of any class or series of FEC stock other than stock of FEC entitling the holders thereof to vote, unless FEC obtains an IRS Supplemental Ruling that such transaction will not affect the treatment of the Distribution under Section 355 of the Code or FEC obtains an opinion (reasonably acceptable to St. Joe) of nationally recognized tax counsel that such transaction will not affect the treatment of the Distribution under
Section 355 of the Code.

         (k) Until the first day after the two-year anniversary of the Distribution, FEC will not enter into any proposed stock buyback transaction if, as a result of such proposed stock buyback transaction the then outstanding shares of Class B Common Stock would constitute less than eighty percent (80%) of the total combined voting power of all outstanding voting stock of FEC with respect to the election of directors, unless FEC obtains an IRS Supplemental Ruling that such transaction will not affect the treatment of the Distribution under Section 355 of the Code or FEC obtains an opinion (reasonably acceptable to St. Joe) of nationally recognized tax counsel that such transaction will not affect the treatment of the Distribution under Section 355 of the Code. For purposes of the preceding sentence, any option (including an option issued to employees or in connection with the performance of services), warrant or other security that would permit or require a Person to acquire shares of voting stock of FEC or any other FEC capital stock (including the option, right or obligation of FEC or a FEC affiliate to acquire shares of FEC capital stock), or any security convertible into or exchangeable for shares of voting stock of FEC or other FEC capital stock, shall be treated as if it had been fully exercised, converted or exchanged at the time of issuance, whether or not such security is by its terms exercisable at such time.

         (l) Until the first day after the two-year anniversary of the Distribution, FEC shall not enter into (x) any proposed acquisition transaction which, together with all proposed acquisition transactions agreed to or entered into during the two-year period following the Distribution, is of more than 5% of the stock of FEC (in vote or in value) or, (y) to the extent FEC has the right to prohibit any proposed acquisition transaction, permit any proposed acquisition transaction which, together with all proposed acquisition transactions agreed to or entered into during the two-year period following the Distribution, is of more than 5% of the Stock of FEC (in vote or in value), in each case occurring pursuant to any of the following actions:

                  i The redemption of rights under a stockholders' rights plan;

                  ii The determination that a tender offer for the stock of FEC is a "permitted offer" or similar permitted acquisition under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any proposed acquisition transaction;

                  iii The approval of any proposed transaction or transactions involving the acquisition by FEC of another corporation or business or the acquisition by another Person of FEC.

unless prior to the consummation of such proposed acquisition transaction or transactions FEC obtains an IRS Supplemental Ruling that such transaction or transactions will not affect the treatment of the Distribution under Section 355 of the Code or FEC obtains an opinion (reasonably acceptable to St. Joe) of nationally recognized tax counsel that such transaction or transactions will not affect the treatment of the Distribution under Section 355 of the Code.

                                   ARTICLE V.

                               DISPUTE RESOLUTION

         SECTION V.1 Negotiation. In the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement (but not any controversy, dispute or claim in any way relating to or arising from any of the contracts referred to in, or attached as Schedules or Exhibits to, this Agreement), including any claim based on contract, tort, statute or constitution (but excluding any controversy, dispute or claim between a party hereto and a third-party beneficiary hereof) (collectively, "Agreement Disputes"), the general counsels of the Parties shall negotiate in good faith for a reasonable period of time to settle such Agreement Dispute; provided such reasonable period shall not, unless otherwise agreed by the Parties in writing, exceed 30 days from the time the Parties begin such negotiations; provided further that in the event of any arbitration pursuant to Section 5.2 below, the Parties shall not assert the defenses of statute of limitations and laches arising for the period beginning after the date the Parties began negotiations hereunder, and any contractual time period or deadline under this Agreement or the Articles of Merger to which such Agreement Dispute relates shall not be deemed to have passed until such Agreement Dispute has been resolved.


         SECTION V.2 Arbitration. If after such reasonable period such general counsels are unable to settle such Agreement Dispute (and in any event, unless otherwise agreed in writing by the Parties, after 30 days have elapsed from the time the Parties began such negotiations), such Agreement Dispute shall be determined, at the request of any party, by arbitration conducted in New York City, before and in accordance with the then-existing International Arbitration Rules of the American Arbitration Association (the "Rules"). In any dispute between the parties, the number of arbitrators shall be one. Any judgment or award rendered by the arbitrator shall be final, binding and nonappealable (except upon grounds specified in 9 U.S.C. Sec.10(a) as in effect on the date hereof). If the Parties are unable to agree on the arbitrator, the arbitrator shall be selected in accordance with the Rules; provided that the arbitrator shall be a U.S. national. Any controversy concerning whether an Agreement Dispute is an arbitrable Agreement Dispute, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation of enforceability of this Article V shall be determined by the arbitrator. In resolving any dispute, the Parties intend that the arbitrator apply the substantive laws of the State of Florida, without regard to the choice of law principles thereof. The Parties intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable. The Parties agree to comply with any award made in any such arbitration proceeding that has become final in accordance with the Rules and agree to enforcement of or entry of judgment upon such award, by any court of competent jurisdiction, including (a) the Circuit Court of the State of Florida, Duval County, or (b) the United States District Court for the Middle District of Florida, in accordance with
Section 6.16 hereof. The arbitrator shall be entitled, if appropriate, to award any remedy in such proceedings, including monetary damages, specific performance and all other forms of legal and equitable relief; provided, however, the arbitrator shall not be entitled to award punitive damages. Without limiting the provisions of the Rules, unless otherwise agreed in writing by or among the Parties or permitted by this Agreement, the Parties shall keep confidential all matters relating to the arbitration or the award, provided such matters may be disclosed (i) to the extent reasonably necessary in any proceeding brought to enforce the award or for entry of a judgment upon the award and (ii) to the extent otherwise required by law. Notwithstanding Article 32 of the Rules, the party other than the prevailing party in the arbitration shall be responsible for all of the costs of the arbitration, including legal fees and other costs specified by such
Article 32. Nothing contained herein is intended to or shall be construed to prevent any party, in accordance with Article 22(3) of the Rules or otherwise, from applying to any court of competent jurisdiction for interim measures or other provisional relief in connection with the subject matter of any Agreement Disputes.

         SECTION V.3 Continuity of Performance. Unless otherwise agreed in writing, the Parties will continue to honor all other commitments under this Agreement and the Articles of Merger during the course of arbitration or other dispute resolution pursuant to the provisions of this Article V with respect to all matters not subject to such dispute, controversy or claim.

                                   ARTICLE VI.

                                  MISCELLANEOUS


         SECTION VI.1 Complete Agreement; Construction. This Agreement and the Articles of Merger, including the Exhibits and Schedules hereto and thereto, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

         SECTION VI.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties.

         SECTION VI.3 Survival of Agreements. Except as otherwise expressly contemplated by this Agreement, all covenants, representations, warranties and agreements of the Parties contained in this Agreement shall survive the Distribution Date.

         SECTION VI.4 Expenses. All costs and expenses incurred in connection with the preparation, execution, delivery and implementation of this Agreement and the Articles of Merger, and the Distribution and the other transactions contemplated hereby and thereby shall be charged to and paid by the party incurring such costs and expenses.

         SECTION VI.5 Notices. All notices and other communications hereunder shall be in writing, shall be effective when received, and shall in any event be deemed to have been received (i) upon hand delivery, (ii) three (3) days after deposit in U.S. mail, postage prepaid, for first class delivery, (iii) one (1) business day following the business day of timely deposit with Federal Express or similar carrier, freight prepaid, for next business day delivery, and (iv) one (1) business day after the date of the transmission if sent by facsimile; provided that confirmation of transmission and receipt is confirmed and copy is promptly sent by first class mail, postage prepaid, and shall be sent to each party at the following respective address (or at such other address for a party as shall be specified by like notice):

         To St. Joe:

         The St. Joe Company
         1650 Prudential Drive
         Jacksonville, FL 32207
         Telecopy:  904 858-5265
         Attn:    Robert Rhodes



         with a copy to:

         Sullivan & Cromwell
         125 Broad Street
         New York, NY 10004
         Telecopy:   212 558-3588
         Attn:    Donald Walkovik

         To FEC:

         Florida East Coast Industries, Inc.
         One Malaga Street
         St. Augustine, FL 32084
         Telecopy:  904 826-2379
         Attn:    Heidi Eddins

         with a copy to:

         Davis Polk & Wardwell
         450 Lexington Avenue
         New York, NY 10017
         Telecopy:   212 450-4800
         Attn:    Winthrop Conrad, Jr.

         SECTION VI.6 Waivers. The failure of any party to require strict performance by any other party of any provision in this Agreement will not waive or diminish that party's right to demand strict performance thereafter of that or any other provision hereof.

         SECTION VI.7 Amendments. Subject to the terms of Section 6.10 hereof, this Agreement may not be modified or amended except by an agreement in writing signed by each of the parties, and in the case of FEC, approved by a majority of the directors of FEC independent of St. Joe and its Affiliates.

         SECTION VI.8 Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any party hereto without the prior written consent of the other party hereto, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void.

         SECTION VI.9 Successors and Assigns. The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

         SECTION VI.10 Termination. (a) Prior to the filing of the Articles of Merger, this Agreement may be terminated

                  (i) by St. Joe and FEC by mutual consent;

                  (ii) upon 15 days' written notice to the other Party, by St. Joe or FEC if the other Party is materially in breach of, or has materially failed to comply with, any of its representations, warranties, covenants or agreements hereunder or in the Articles of Merger and such breach or failure to comply would materially impair the benefits to be derived from the Recapitalization or the Distribution, unless, with respect to any breach or failure to comply which is reasonably susceptible to cure, the Party whose failure or breach it is has effected a cure prior to the end of such 15 day notice period;

                  (iii) by FEC if, following receipt of an Acquisition Proposal, the Board of Directors of FEC in good faith determines, based upon the advice of its outside counsel that it must terminate this Agreement in order to comply with its fiduciary duties under applicable law;

                  (iv) by St. Joe if, following receipt of an Acquisition Proposal which contemplates a transaction in which all shares of FEC Common Stock are to receive equivalent consideration, the Board of Directors of St. Joe in good faith determines, based upon advice of its outside counsel, that it must terminate this Agreement in order to comply with its fiduciary duties under applicable law;

                  (v) by St. Joe if the Board of Directors of FEC shall or shall resolve to (i) not recommend, or withdraw its approval or recommendation of, the Recapitalization, the Articles of Merger, this Agreement or any of the transactions contemplated thereby or hereby,
         (ii) modify any such approval or recommendation in a manner adverse to St. Joe or (iii) approve, recommend or enter into an agreement for any Acquisition Proposal;

                  (vi) by FEC if St. Joe shall or shall resolve to (i) not vote in favor of this Agreement and related transactions as contemplated by Section 4.3(j) hereof or (ii) approve, recommend or enter into an agreement for any Acquisition Proposal;


                  (vii) by St. Joe if St. Joe in good faith believes that the IRS Ruling in form and content substantially identical to the rulings requested in the request for the IRS Ruling submitted to the IRS will not be forthcoming prior to the Declaration Date or, in the case of an IRS Supplemental Ruling that is requested prior to the Declaration Date and that is necessary to clarify that material adverse consequences would not attach to St. Joe or its affiliates as a result of the Distribution, that the IRS Supplemental Ruling in form and content substantially identical to the rulings requested in the request for the IRS Supplemental Ruling submitted to the IRS will not be forthcoming prior to the Declaration Date; or

                  (viii) by St. Joe or FEC if the Recapitalization is not consummated by August 1, 2000.

         (b) No party shall have any further liability, except for liabilities then accrued but not discharged, of any kind to any other party or any other Person as a result of the termination of this Agreement under paragraphs (a)
(vii) and (a)(viii) above. After the filing of the Articles of Merger relating to the Recapitalization, this Agreement may not be terminated except by an agreement in writing signed by both Parties.

         SECTION VI.11 Subsidiaries. Each of the parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary, including the merger of Delaware Sub with and into St. Joe pursuant to the Delaware Sub Merger, of such party or by any entity that is contemplated to be a Subsidiary of such party on or after the Distribution Date, except that, for purposes of this Section 6.11, FEC shall not be considered a Subsidiary of St. Joe.

         SECTION VI.12 Third-Party Beneficiaries. Except as provided in Article III relating to Indemnitees, this Agreement is solely for the benefit of the parties and their respective Subsidiaries and Affiliates and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

         SECTION VI.13 Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         SECTION VI.14 Exhibits and Schedules. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

         SECTION VI.15 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF FLORIDA.


         SECTION VI.16 Consent to Jurisdiction. Without limiting the provisions of Article VI hereof, each of the Parties irrevocably submits to the exclusive jurisdiction of (a) the Circuit Court of the State of Florida, Duval County, and
(b) the United States District Court for the Middle District of Florida, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Parties agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the Middle District of Florida or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Circuit Court of the State of Florida, Duval County. Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in Florida with respect to any matters to which it has submitted to jurisdiction in this Section
6.16. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Circuit Court of the State of Florida, Duval County, or (ii) the United States District Court for the Middle District of Florida, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

         SECTION VI.17 Severability; Representations and Warranties Cumulative. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby; provided, however, that the consummation of the Recapitalization is conditioned upon and is not severable from the Distribution, and that the Distribution is not severable from the Recapitalization. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions. Each representation , warranty, covenant and agreement hereunder shall apply in accordance with its terms, whether or not it may relate to or cover information and matters which are the subject of other representations, warranties, covenants or agreements herein.

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.


                                            THE ST. JOE COMPANY

                                            By: /s/ Peter S. Rummell
                                               ---------------------------------
                                                Name:  Peter S. Rummell
                                                Title: Chairman


                                            FLORIDA EAST COAST INDUSTRIES, INC.

                                            By: /s/ Robert W. Anestis
                                               ---------------------------------
                                                Name:  Robert W. Anestis
                                                Title: Chairman

                             SCHEDULES AND EXHIBITS

         SCHEDULE 2.2(A)(I):

         None.

         SCHEDULE 2.2(A)(IV):

         In 1998 FEC adopted a stock incentive plan (the "Plan") which authorizes the grant of non-qualified stock options and restricted stock to certain management employees and outside Directors. The Plan is administered by the Board's Compensation Committee. The number of shares authorized for the Plan is 1.6 million. Grants of restricted stock total 75,800 shares and options to acquire 1,134,172 shares have been issued and 30,000 shares have been issued upon exercise of such options. Options vest ratably from 1 to 5 years. Annual issuances are determined by the Compensation Committee subject to the requirements of employment agreements with FEC senior executives. Pursuant to the Plan, options granted under the Plan are subject to accelerated vesting upon a change in control. Options for 44,000 shares will be subject to accelerated vesting, the balance of outstanding options are either subject to the Senior FEC Employee Consents or have already vested. Prior to the Distribution Date, FEC will not have granted additional restricted stock or options or issued additional shares in connection with the options described above, other than in the ordinary course of business.

         SCHEDULE 2.2(A)(VI):

         None.

         SCHEDULE 2.2(A)(VII):

         FEC is contemplating the acquisition of a transportation services company. If such acquisition in consummated, the consideration paid to the seller may include stock of FEC issued for such transaction or options to acquire stock of FEC in an aggregate amount not to exceed 2% of the stock of FEC (in vote or in value). In addition, the information set forth in Schedule 2.2(a)(iv) above is incorporated herein by reference.


         SCHEDULE 2.2(B)(IV):

         None.

                         EXHIBIT A - ARTICLES OF MERGER

                         EXHIBIT B - INDEMNITY AGREEMENT

                       EXHIBIT C - SHAREHOLDERS AGREEMENT

                     EXHIBIT D - FEC RIGHTS PLAN TERM SHEETS

                     EXHIBIT E - SENIOR FEC EMPLOYEE CONSENT

                            EXHIBIT F - PRESS RELEASE